September 2024

Pricing Supplement

Dated September 30, 2024

Registration Statement No. 333-261476

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated December 29, 2021, Prospectus Supplement dated December 29, 2021,

Underlier Supplement dated December 29, 2021 and Product Supplement dated December 29, 2021)

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

$15,019,000 Dual Directional Buffered Participation Securities Based on the Value of the Nasdaq-100 Index® due January 6, 2026

Principal at Risk Securities

The Dual Directional Buffered Participation Securities or “Buffered Securities” will pay no interest and provide a minimum payment at maturity of only 10.00% of the stated principal amount. At maturity, if the final index value of the underlying index is greater than the initial index value, investors will receive the stated principal amount of their investment plus the upside performance of the underlying index, subject to the maximum payment at maturity. If the final index value is less than or equal to the initial index value, but not by more than the buffer amount of 10.00%, investors will receive at maturity the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 10.00% return. However, if the final index value is less than the initial index value by more than the buffer amount, investors will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 90.00% of the stated principal amount. Accordingly, the Buffered Securities do not guarantee the full return of principal at maturity and you could lose up to 90.00% of your investment in the Buffered Securities. The Buffered Securities are for investors who seek an index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the buffer and absolute return features that, in each case, apply to a limited range of performance of the underlying index. The Buffered Securities are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”). The Buffered Securities are notes issued as part of BNS’ Senior Note Program, Series A.

All payments on the Buffered Securities are subject to the credit risk of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Buffered Securities and you could lose your entire investment in the Buffered Securities. These Buffered Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia (“BNS”)
Issue:	Senior Note Program, Series A
Underlying index:	Nasdaq-100 Index® (Bloomberg Ticker: “NDX”)
Aggregate principal amount:	$15,019,000
Stated principal amount:	$1,000.00 per Buffered Security
Issue price:	$1,000.00 per Buffered Security (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 Buffered Security)
Coupon:	None
Pricing date:	September 30, 2024
Original issue date:

October 3, 2024 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Buffered Securities in the secondary market on any date prior to one business day before delivery of the Buffered Securities will be required, by virtue of the fact that the Buffered Securities initially will settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	December 31, 2025, subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Maturity date:	January 6, 2026, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity per Buffered Security:

￭ If the final index value is greater than the initial index value:

$1,000.00 + upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

￭ If the final index value is less than or equal to the initial index value, but not by more than the buffer amount:

$1,000.00 + ($1,000.00 × absolute underlying return)

In this scenario, you will receive a 1% positive return on the Buffered Securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $100.00.

￭ If the final index value is less than the initial index value by more than the buffer amount:

$1,000.00 + [$1,000.00 × (underlying return + buffer amount)]

If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 90.00% of your investment in the Buffered Securities.

Underlying return:	(final index value − initial index value) / initial index value
Absolute underlying return:	The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Buffer amount:	10.00%
Upside payment:	$1,000.00 × underlying return
Maximum gain:	13.00%
Maximum payment at maturity:	$1,130.00 per Buffered Security (113.00% of the stated principal amount)
Initial index value:

20,060.69, which is equal to the index closing value of the underlying index on the pricing date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, as described in the accompanying product supplement.

Final index value:

The index closing value of the underlying index on the valuation date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, as described in the accompanying product supplement.

CUSIP/ISIN:	06418RBY8 / US06418RBY80
Listing:	The Buffered Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	Scotia Capital Inc.
Agent:	Scotia Capital (USA) Inc. (“SCUSA”), an affiliate of BNS. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”
Estimated value on the pricing date:

$975.70 per stated principal amount, which is less than the issue price listed above. See “Additional Information About the Buffered Securities — Additional information regarding estimated value of the Buffered Securities” herein and “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 9 of this document for additional information. The actual value of your Buffered Securities at any time will reflect many factors and cannot be predicted with accuracy.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Buffered Security:	$1,000.00	$17.50(a) + $5.00(b) $22.50	$977.50
Total:	$15,019,000.00	$337,927.50	$14,681,072.50

(1)SCUSA, has agreed to purchase the Buffered Securities at the stated principal amount and, as part of the distribution of the Buffered Securities, has agreed to sell all of the Buffered Securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)     a fixed sales commission of $17.50 per $1,000.00 stated principal amount of the Buffered Securities that Morgan Stanley Wealth Management sells and

(b)a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of the Buffered Securities that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The Buffered Securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Buffered Securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the underlier supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The Buffered Securities are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Buffered Securities are not bail-inable debt securities under the CDIC Act.

Product supplement dated December 29, 2021	Underlier supplement dated December 29, 2021	Prospectus supplement dated December 29, 2021	Prospectus dated December 29, 2021

$15,019,000 Dual Directional Buffered Participation Securities Based on the Value of the Nasdaq-100 Index® due January 6, 2026 Principal at Risk Securities

Additional Information About BNS and the Buffered Securities

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Buffered Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.

The Buffered Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying underlier supplement; fourth, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the Buffered Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Buffered Securities involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered Securities in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm

♦Underlier Supplement dated December 29, 2021:

http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm

♦Prospectus Supplement dated December 29, 2021:

http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm

♦Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Dual Directional Buffered Participation Securities” or “Buffered Securities” refers to the Dual Directional Buffered Participation Securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated December 29, 2021, references to the “accompanying underlier supplement” mean the BNS underlier supplement, dated December 29, 2021, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated December 29, 2021 and references to the “accompanying prospectus” mean the BNS prospectus, dated December 29, 2021.

BNS reserves the right to change the terms of, or reject any offer to purchase, the Buffered Securities prior to their issuance. In the event of any changes to the terms of the Buffered Securities, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

September 2024 Page 2

$15,019,000 Dual Directional Buffered Participation Securities Based on the Value of the Nasdaq-100 Index® due January 6, 2026 Principal at Risk Securities

Investment Overview

Dual Directional Buffered Participation Securities

Principal at Risk Securities

Dual Directional Buffered Participation Securities Based on the Value of the Nasdaq-100 Index® due January 6, 2026 can be used:

￭To achieve similar levels of upside exposure to the underlying index as that of a direct investment, subject to the maximum payment at maturity; however, by investing in the Buffered Securities, you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “index constituent stocks”) or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the underlying index beyond a value that exceeds the maximum gain is appropriate for you.

￭To provide a positive return for a limited range of negative performance of the underlying index.

￭To obtain a buffer against a specified percentage of negative performance of the value of the underlying index.

Maturity:	Approximately 15 months
Buffer amount:	10.00%
Maximum payment at maturity:	$1,130.00 per Buffered Security (113.00% of the stated principal amount)
Maximum gain:	13.00%
Coupon:	None
Minimum payment at maturity:	$100.00 (10.00% of the stated principal amount).
Listing:	The Buffered Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Key Investment Rationale

Investors can use the Buffered Securities to obtain upside exposure to the underlying index, up to the maximum gain, and, through the absolute return feature, to earn a positive return for a limited range of negative performance of the underlying index. At maturity, investors will receive an amount in cash based upon the underlying return. If the final index value is greater than the initial index value, investors will receive the stated principal amount of their investment plus the upside performance of the underlying index, subject to the maximum payment at maturity. If the final index value is less than or equal to the initial index value, but not by more than the buffer amount of 10.00%, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 10.00% return. However, if the final index value is less than the initial index value by more than the buffer amount, investors will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount. Investors may lose up to 90.00% of their investment in the Buffered Securities. All payments on the Buffered Securities are subject to the credit risk of BNS.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks and the Buffered Securities do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Upside Scenario

If the final index value is greater than the initial index value, at maturity you will receive the stated principal amount of $1,000.00 plus the upside payment, subject to the maximum payment at maturity of $1,130.00 per Buffered Security (113.00% of the stated principal amount).

Absolute Return Feature	The Buffered Securities offer investors an opportunity to earn a positive return if the final index value is less than or equal to the initial index value but not by more than the buffer amount.

Absolute Return Scenario

If the final index value is less than or equal to the initial index value, but not by more than the buffer amount, at maturity you will receive a 1% positive return for each 1% negative return of the underlying index. For example, if the final index value is 5% less than the initial index value, the Buffered Securities will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 10.00% return at maturity.

Downside Scenario

If the final index value is less than the initial index value by more than the buffer amount, at maturity you will receive less than the stated principal amount and you will lose 1% for every 1% that the final index value has fallen below the initial index value in excess of the buffer amount. For example, if the underlying return is -45%, each Buffered Security will redeem for $650.00, or 65% of the stated principal amount. The minimum payment at maturity on the Buffered Securities is 10.00% of the stated principal amount and you could lose up to 90.00% of your investment in the Buffered Securities.

September 2024 Page 3

$15,019,000 Dual Directional Buffered Participation Securities Based on the Value of the Nasdaq-100 Index® due January 6, 2026 Principal at Risk Securities

Investor Suitability

The Buffered Securities may be suitable for you if:

■You fully understand and are willing to accept the risks of an investment in the Buffered Securities, including the risk that you may lose up to 90.00% of your investment in the Buffered Securities

■You can tolerate a loss of some and up to 90.00% of your investment and are willing to make an investment that, if the final index value is less than the initial index value by more than the buffer amount, has similar downside market risk as that of a direct investment in the underlying index or the index constituent stocks

■You believe that the final index value will be greater than the initial index value and you understand and accept that any positive return that you earn on the Buffered Securities will not exceed the maximum gain

■You believe that the final index value will be less than the initial index value by less than the buffer amount and accept that any decrease in the final index value from the initial index value by more than the buffer amount will result in a loss, rather than a positive return, on your investment

■You can tolerate fluctuations in the market prices of the Buffered Securities prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index

■You do not seek current income from your investment and are willing to forgo any dividends paid on the index constituent stocks

■You are willing and able to hold the Buffered Securities to maturity, a term of approximately 15 months, and accept that there may be little or no secondary market for the Buffered Securities

■You understand and are willing to accept the risks associated with the underlying index

■You are willing to assume the credit risk of BNS for all payments under the Buffered Securities, and you understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Buffered Securities may not be suitable for you if:

■You do not fully understand or are unwilling to accept the risks of an investment in the Buffered Securities, including the risk that you may lose up to 90.00% of your investment in the Buffered Securities

■You require an investment that provides for full protection against loss of principal

■You are not willing to make an investment that, if the final index value is less than the initial index value by more than the buffer amount, has similar downside market risk as that of a direct investment in the underlying index or the index constituent stocks

■You believe that the final index value will be equal to the initial index value or less than the initial index value by more than the buffer amount

■You seek an investment that has an unlimited return potential or you do not understand or cannot accept that your potential return on the Buffered Securities is limited to the maximum gain and that your potential positive return from the absolute return feature is limited by the buffer amount

■You cannot tolerate fluctuations in the market price of the Buffered Securities prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index

■You seek current income from your investment or prefer to receive the dividends paid on the index constituent stocks

■You are unable or unwilling to hold the Buffered Securities to maturity, a term of approximately 15 months, or seek an investment for which there will be an active secondary market

■You do not understand or are not willing to accept the risks associated with the underlying index

■You are not willing to assume the credit risk of BNS for all payments under the Buffered Securities, including any repayment of principal

September 2024 Page 4

$15,019,000 Dual Directional Buffered Participation Securities Based on the Value of the Nasdaq-100 Index® due January 6, 2026 Principal at Risk Securities

How the Dual Directional Buffered Participation Securities Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Buffered Securities are specified on the cover hereof).

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. All payments on the Buffered Securities are subject to the credit risk of BNS.

Stated principal amount:	$1,000.00 per Buffered Security
Buffer amount	10.00%
Hypothetical initial index value:	19,000.00
Maximum payment at maturity:	$1,130.00 per Buffered Security
Maximum gain:	13.00%
Minimum payment at maturity:	$100.00 (10.00% of the stated principal amount)

EXAMPLE 1: The underlying index increases over the term of the Buffered Securities.

Final index value	19,570.00
Underlying return	(19,570.00 – 19,000.00) / 19,000.00 = 3.00%
Payment at maturity	= $1,000.00 + upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × underlying return), subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × 3.00%), subject to the maximum payment at maturity
= $1,030.00

In Example 1, the final index value is greater than the initial index value and the underlying return is 3.00%. Accordingly, investors receive the stated principal amount at maturity plus a return equal to the underlying return, resulting in a payment at maturity of $1,030.00 per Buffered Security (a total return of 3.00%).

EXAMPLE 2: The underlying index increases over the term of the Buffered Securities such that the payment at maturity is equal to the maximum payment at maturity.

Final index value	28,500.00
Underlying return	(28,500.00 – 19,000.00) / 19,000.00 = 50.00%
Payment at maturity	= $1,000.00 + upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × underlying return), subject to the maximum payment at maturity
= maximum payment at maturity of $1,130.00 per Buffered Security

In Example 2, the final index value is greater than the initial index value and the underlying return is 50.00%. Under the terms of the Buffered Securities, investors will realize the maximum payment at maturity if the underlying return is 13.00% or higher. Therefore, in this example, investors receive the maximum payment at maturity of $1,130.00 per stated principal amount, even though the underlying index has appreciated by an amount significantly greater than the return represented by the maximum payment at maturity.

September 2024 Page 5

$15,019,000 Dual Directional Buffered Participation Securities Based on the Value of the Nasdaq-100 Index® due January 6, 2026 Principal at Risk Securities

EXAMPLE 3: The final index value is less than the initial index value, but not by more than the buffer amount.

Final index value	18,050.00
Underlying return	(18,050.00 – 19,000.00) / 19,000.00 = -5.00%
Payment at maturity	= $1,000.00 + ($1,000.00 × absolute underlying return)
= $1,000.00 + ($1,000.00 × |-5.00%|)
= $1,050.00

In Example 3, the final index value is less than the initial index value and the underlying return is
-5.00%. Accordingly, investors receive the stated principal amount at maturity plus a positive return equal to the absolute value of the percentage decline, resulting in a payment at maturity of $1,050.00 per Buffered Security (a total return of 5.00%).

EXAMPLE 4: The final index value is less than the initial index value by more than the buffer amount.

Final index value	13,300.00
Underlying return	(13,300.00 – 19,000.00) / 19,000.00 = -30.00%
Payment at maturity	= $1,000.00 + [$1,000.00 × (underlying return + buffer amount)]
= $1,000.00 + [$1,000.00 × (-30.00% + 10.00%)]
= $1,000.00 - $200.00
= $800.00

In Example 4, the final index value is less than the initial index value and the underlying return is -30.00%. Because the final index value is less than the initial index value by more than the buffer amount, investors receive a payment at maturity of $800.00 per Buffered Security (a return on investment of -20.00%).

If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 90.00% of your investment in the Buffered Securities.

September 2024 Page 6

$15,019,000 Dual Directional Buffered Participation Securities Based on the Value of the Nasdaq-100 Index® due January 6, 2026 Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered Securities. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered Securities.

Risks Relating to Return Characteristics

￭You may lose up to 90.00% of your investment in the Buffered Securities. The Buffered Securities differ from ordinary debt securities in that BNS will not necessarily repay the stated principal amount of the Buffered Securities at maturity. If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% of your principal for every 1% that the final index value falls below the initial index value in excess of the buffer amount. You may lose up to 90.00% of your investment in the Buffered Securities.

￭The stated payout from the issuer applies only at maturity. You should be willing to hold your Buffered Securities to maturity. The stated payout, including the potential to benefit from the absolute return feature, is available only if you hold your Buffered Securities to maturity. If you are able to sell your Buffered Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Buffered Securities even if the then-current value of the underlying index is less than the initial index value but not by more than the buffer amount.

■The potential positive return on the Buffered Securities from any negative performance of the underlying index is limited by the buffer amount and the return on the Buffered Securities may change significantly despite only a small difference in the degree of change of the final index value relative to the initial index value. If the final index value is less than or equal to the initial index value but not by more than the buffer amount, you will receive at maturity $1,000 plus a return equal to the absolute underlying return, which will reflect a 1% positive return for each 1% negative return on the underlying index. However, due to the buffer amount, your return from the absolute return feature is effectively limited to 10.00% and the return on the Buffered Securities may change significantly despite only a small difference in the degree of change of the final index value relative to the initial index value. While a decline from the initial index value to the final index value by a percentage that is less than or equal to buffer amount will result in a positive return equal to the absolute underlying return, a decline by more than the buffer amount would instead result in a loss of 1% of your principal for every 1% that the final index value falls below the initial index value in excess of the buffer amount. The return on the Buffered Securities in these two scenarios is significantly different despite only a small relative difference in the underlying return.

■Your potential return on the Buffered Securities is limited to the maximum gain. The return potential of the Buffered Securities is limited to the maximum gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that exceeds the maximum gain. Your return on the Buffered Securities may be less than that of a hypothetical direct investment in the underlying index or the index constituent stocks.

￭You will not receive any interest payments. BNS will not pay any interest with respect to the Buffered Securities.

■The amount payable on the Buffered Securities is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-trading days and certain market disruption events. If the value of the underlying index performs favorably to you prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the index closing value on the maturity date or at other times during the term of the Buffered Securities may be more favorable to you than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

■Owning the Buffered Securities is not the same as owning the index constituent stocks. The return on your Buffered Securities may not reflect the return you would realize if you actually owned the index constituent stocks. For instance, you will not benefit from any positive underlying return that is greater than the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the index constituent stocks, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Buffered Securities. In addition, as an owner of the Buffered Securities, you will not have voting rights or any other rights that a holder of the index constituent stocks may have.

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$15,019,000 Dual Directional Buffered Participation Securities Based on the Value of the Nasdaq-100 Index® due January 6, 2026 Principal at Risk Securities

■The absolute return feature is not the same as taking a short position directly in the underlying index or any index constituent stocks. The return on your Buffered Securities will not reflect the return you may realize if you actually took a short position directly in the underlying index or any index constituent stocks. Unlike a direct short position in the underlying index or the index constituent stocks, which would entitle you to fully benefit from any depreciation of the underlying index or such index constituent stocks, you will not benefit from any depreciation of the underlying index beyond an underlying return of -10.00%. To the contrary, an underlying return of less than -10.00% will result in a loss of 1% of your principal for every 1% that the final index value falls below the initial index value in excess of the buffer amount, and you could lose up to 90.00% of your investment in the Buffered Securities, as described above.

Risks Relating to Characteristics of the Underlying Index

￭An investment in the Buffered Securities involves market risk associated with the underlying index. The return on the Buffered Securities, which may be negative, is linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks. The value of the underlying index can rise or fall sharply due to factors specific to the underlying index or its index constituent stocks and their issuers (the “index constituent stock issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and values, interest rates and economic, political and other conditions. You, as an investor in the Buffered Securities, should make your own investigation into the underlying index and the index constituent stocks.

■There can be no assurance that the investment view implicit in the Buffered Securities will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall and there can be no assurance that the final index value will not be less than the initial index value by more than the buffer amount. The final index value (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and each index constituent stock in particular, and the risk of losing some and up to 90.00% of your investment in the Buffered Securities.

■The Buffered Securities are subject to risks associated with non-U.S. securities — The Buffered Securities are subject to risks associated with non-U.S. securities because the underlying index is comprised, in part, of non-U.S. companies. Market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

■The underlying index reflects price return, not total return. The return on the Buffered Securities is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on the Buffered Securities will not include such a total return feature or dividend component.

■Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the Buffered Securities. The policies of the index sponsor as specified under “Information About the Underlying Index” (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the value of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the value of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the market value of, and any amount payable on, the Buffered Securities.

■There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsor. However, we and our affiliates are not affiliated with the index sponsor and have no

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ability to control or predict its actions. You, as an investor in the Buffered Securities, should conduct your own independent investigation of the index sponsor and the underlying index. The index sponsor is not involved in the Buffered Securities offered hereby in any way and has no obligation of any sort with respect to your Buffered Securities. The index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of, and any amounts payable on, your Buffered Securities.

Risks Relating to Estimated Value and Liquidity

■BNS’ initial estimated value of the Buffered Securities at the time of pricing (when the terms of your Buffered Securities were set on the pricing date) is lower than the issue price of the Buffered Securities. BNS’ initial estimated value of the Buffered Securities is only an estimate. The issue price of the Buffered Securities exceeds BNS’ initial estimated value. The difference between the issue price of the Buffered Securities and BNS’ initial estimated value reflects costs associated with selling and structuring the Buffered Securities, as well as hedging its obligations under the Buffered Securities. Therefore, the economic terms of the Buffered Securities are less favorable to you than they would have been if these expenses had not been paid or had been lower.

■Neither BNS’ nor SCUSA’s estimated value of the Buffered Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities. BNS’ initial estimated value of the Buffered Securities and SCUSA’s estimated value of the Buffered Securities at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Buffered Securities generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Buffered Securities as well as the higher issuance, operational and ongoing liability management costs of the Buffered Securities in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Buffered Securities to be more favorable to you. Consequently, the use of an internal funding rate for the Buffered Securities increases the estimated value of the Buffered Securities at any time and has an adverse effect on the economic terms of the Buffered Securities.

■BNS’ initial estimated value of the Buffered Securities does not represent future values of the Buffered Securities and may differ from others’ (including SCUSA’s) estimates. BNS’ initial estimated value of the Buffered Securities was determined by reference to its internal pricing models when the terms of the Buffered Securities were set. These pricing models consider certain factors, such as BNS’ internal funding rate on the pricing date, the expected term of the Buffered Securities, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the underlying index, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Buffered Securities that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Buffered Securities (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

■The Buffered Securities have limited liquidity. The Buffered Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Buffered Securities. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Buffered Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered Securities easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Buffered Securities, the price at which you may be able to trade your Buffered Securities is likely to depend on the price, if any, at which SCUSA is willing to purchase the Buffered Securities from you. If at any time SCUSA does not make a market in the Buffered Securities, it is likely that there would be no secondary market for the Buffered Securities. Accordingly, you should be willing to hold your Buffered Securities to maturity.

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■The price at which SCUSA would buy or sell your Buffered Securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Buffered Securities. SCUSA’s estimated value of the Buffered Securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell your Buffered Securities in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your Buffered Securities at the time of pricing. As agreed by SCUSA and the distribution participants, this excess is expected to decline to zero over the period specified under “Additional Information About the Buffered Securities — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if SCUSA buys or sells your Buffered Securities it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Buffered Securities at any time also will reflect its then-current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Buffered Securities by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell your Buffered Securities (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), the volatility of the underlying index, price-sensitivity analysis and the time to maturity of the Buffered Securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Buffered Securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Buffered Securities determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price of the Buffered Securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount” herein.

In addition to the factors discussed above, the value and quoted price of the Buffered Securities at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Buffered Securities, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Buffered Securities, including the price you may receive for the Buffered Securities in any market making transaction. To the extent that SCUSA makes a market in the Buffered Securities, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Buffered Securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Buffered Securities in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your Buffered Securities at any price and, in this regard, SCUSA is not obligated to make a market in the Buffered Securities. See “— The Buffered Securities have limited liquidity” herein.

■The price of the Buffered Securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount. The price at which the Buffered Securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the underlying index over the full term of the Buffered Securities, (ii) volatility of the value of the underlying index and the index constituent stocks and the market's perception of future volatility of the foregoing, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the index constituent stocks and (vi) time remaining to maturity. In particular, because the provisions of the Buffered Securities relating to the payment at maturity behave like options, the value of the Buffered Securities will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated value of the underlying index and other relevant factors, the market value of the Buffered Securities may decrease and you may receive substantially less than the stated principal amount if you sell your Buffered Securities prior to maturity regardless of the value of the underlying index at such time.

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

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Risks Relating to General Credit Characteristics

■Payments on the Buffered Securities are subject to the credit risk of BNS. The Buffered Securities are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered Securities, including any repayment of principal, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Buffered Securities. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Buffered Securities and you could lose your entire investment in the Buffered Securities.

Risks Relating to Hedging Activities and Conflicts of Interest

■Hedging activities by BNS and SCUSA may negatively impact investors in the Buffered Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Buffered Securities. We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Buffered Securities. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the index constituent stocks and/or purchasing futures, options and/or other instruments linked to the underlying index and/or one or more of the index constituent stocks. We, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index and/or one or more of the index constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date. We, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked securities whose returns are linked to changes in the value of the underlying index and/or one or more underlying index and/or the index constituent stocks. Any of these hedging activities may adversely affect the value of the underlying index—directly or indirectly by affecting the value of their index constituent stocks — and therefore the market value of the Buffered Securities and the amount you will receive on the Buffered Securities.

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Buffered Securities. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Buffered Securities, and any of the foregoing may receive substantial returns with respect to these hedging activities while the value of, and return on, the Buffered Securities declines.

■We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Buffered Securities. We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Buffered Securities or other securities that we have issued), the index constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of the underlying index and/or the value of the Buffered Securities. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the index constituent stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of the underlying index and the market for your Buffered Securities, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Buffered Securities.

You should expect that we, SCUSA, and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Buffered Securities or other securities that we may issue, the index constituent stocks, other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Buffered Securities. In addition, in connection with these activities, certain personnel within us, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Buffered Securities.

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We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Buffered Securities or other securities that we may issue, the index constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Buffered Securities should expect that we, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the Buffered Securities for liquidity or otherwise.

■Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the Buffered Securities. Trading or transactions by BNS, SCUSA or our other affiliates in the underlying index or any index constituent stocks, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or any index constituent stocks may adversely affect the value of the underlying index or index constituent stocks and, therefore, the market value of the Buffered Securities. See “—     Hedging activities by BNS and SCUSA may negatively impact investors in the Buffered Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Buffered Securities” for additional information regarding hedging-related transactions and trading.

■The calculation agent will have significant discretion with respect to the Buffered Securities, which may be exercised in a manner that is adverse to your interests. The calculation agent will be an affiliate of BNS. The calculation agent will determine the payment at maturity of the Buffered Securities based on the observed final index value. The calculation agent can postpone the determination of the final index value (and therefore the related maturity date) if a market disruption event occurs and is continuing with respect to the underlying index on the valuation date.

■BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Buffered Securities. BNS, SCUSA and our other affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Buffered Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Buffered Securities. Any research, opinions or recommendations expressed by BNS, SCUSA or our other affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Buffered Securities and the underlying index to which the Buffered Securities are linked.

Risks Relating to Canadian and U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the Buffered Securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Buffered Securities — Tax Considerations” and “— Material Canadian Income Tax Consequences” herein.

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Information About the Underlying Index

All disclosures contained in this document regarding the underlying index are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index. You should make your own investigation into the underlying index.

Nasdaq-100 Index®

We have derived all information contained herein regarding the underlying index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq” or its “index sponsor”), and/or its affiliates.

The underlying index includes 100 of the largest domestic and international non-financial stocks listed on The Nasdaq Stock Market based on market capitalization. Please see “Indices — The Nasdaq-100® Index” in the accompanying underlier supplement for additional information regarding the underlying index, Nasdaq and our license agreement with respect to the underlying index. Additional information regarding the underlying index, including its sectors, sector weightings and top constituents, may be available on Nasdaq’s website.

Information as of market close on September 30, 2024:

Bloomberg Ticker Symbol:	NDX <Index>	52 Week High (on July 10, 2024):	20,675.38
Current Index Value:	20,060.69	52 Week Low (on October 26, 2023):	14,109.57
52 Weeks Ago (on September 29, 2023):	14,715.24

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Historical Information

The table below sets forth the published high and low index closing values, as well as the end-of-quarter index closing values, of the underlying index for the specified period. The index closing value of the underlying index on September 30, 2024 was 20,060.69. The graph below sets forth the index closing values of the underlying index for each day from January 1, 2019 through September 30, 2024. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. BNS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time, including the valuation date.

Nasdaq-100 Index®	High	Low	Period End
2019
First Quarter	7,493.27	6,147.13	7,378.77
Second Quarter	7,845.73	6,978.02	7,671.08
Third Quarter	8,016.95	7,415.69	7,749.45
Fourth Quarter	8,778.31	7,550.79	8,733.07
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter	12,420.54	10,279.25	11,418.06
Fourth Quarter	12,888.28	11,052.95	12,888.28
2021
First Quarter	13,807.70	12,299.08	13,091.44
Second Quarter	14,572.75	13,001.63	14,554.80
Third Quarter	15,675.76	14,549.09	14,689.62
Fourth Quarter	16,573.34	14,472.12	16,320.08
2022
First Quarter	16,501.77	13,046.64	14,838.49
Second Quarter	15,159.58	11,127.57	11,503.72
Third Quarter	13,667.18	10,971.22	10,971.22
Fourth Quarter	12,041.89	10,679.34	10,939.76
2023
First Quarter	13,181.35	10,741.22	13,181.35
Second Quarter	15,185.48	12,725.11	15,179.21
Third Quarter	15,841.35	14,545.83	14,715.24
Fourth Quarter	16,906.80	14,109.57	16,825.93
2024
First Quarter	18,339.44	16,282.01	18,254.69
Second Quarter	19,908.86	17,037.65	19,682.87
Third Quarter (through September 30, 2024)	20,675.38	17,867.37	20,060.69

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Nasdaq-100 Index® – Daily Index closing values January 1, 2019 to September 30, 2024

This document relates only to the Buffered Securities offered hereby and does not relate to the underlying index or other securities linked to the underlying index. We have derived all disclosures contained in this document regarding the underlying index from the publicly available documents described in the preceding paragraphs. In connection with the offering of the Buffered Securities, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying index.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying index.

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Additional Information About the Buffered Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Trustee:	Computershare Trust Company, N.A.
Calculation agent:	Scotia Capital Inc.
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close.
Tax redemption:

Notwithstanding anything to the contrary in the accompanying product supplement, the provisions set forth under “General Terms of the Notes — Payment of Additional Amounts” and “General Terms of the Notes — Tax Redemption” shall not apply to the Buffered Securities.

Canadian bail-in:	The Buffered Securities are not bail-inable debt securities under the CDIC Act.
Terms incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	underlying index	reference asset
	index constituent stocks	reference asset constituents
	stated principal amount	principal amount
	original issue date	issue date
	valuation date	final valuation date
	index closing value	closing value
	initial index value	initial value
	final index value	final value
	buffer amount	buffer percentage
	underlying return	reference asset return
Additional information regarding estimated value of the Buffered Securities:

On the cover page of this pricing supplement, BNS has provided the initial estimated value for the Buffered Securities. The initial estimated value was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the pricing date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Buffered Securities are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked securities and the economic terms of certain related hedging arrangements. Due to these factors, the issue price you pay to purchase the Buffered Securities is greater than the initial estimated value of the Buffered Securities. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Buffered Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Buffered Securities to you. We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material Canadian income tax consequences:

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which BNS is a “specified entity” as defined in the Income Tax Act (Canada) (the “Act”).

Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

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Tax considerations:

The U.S. federal income tax consequences of your investment in the Buffered Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Buffered Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Buffered Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Buffered Securities, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Buffered Securities as prepaid derivative contracts with respect to the underlying index. If your Buffered Securities are so treated, you should generally recognize long-term capital gain or loss if you hold your Buffered Securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Buffered Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered Securities. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Buffered Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Buffered Securities, it is possible that your Buffered Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Buffered Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement. There may be also a risk that the IRS could assert that the Buffered Securities should not give rise to long-term capital gain or loss because the Buffered Securities offer, at least in part, short exposure to the underlying index.

Except to the extent otherwise required by law, BNS intends to treat your Buffered Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Buffered Securities. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Buffered Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Buffered Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Buffered Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Buffered Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried

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individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Buffered Securities if they do not hold their Buffered Securities in an account maintained by a financial institution and the aggregate value of their Buffered Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its securities and fails to do so.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Buffered Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Buffered Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Buffered Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Buffered Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Buffered Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Buffered Securities upon a taxable disposition of the Buffered Securities to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent stock issuer as a USRPHC and the Buffered Securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on the nature of the underlying index and our determination that the Buffered Securities are not “delta-one” with respect to the underlying index or any index constituent stocks, our special U.S. tax counsel is of the opinion that the Buffered Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Buffered Securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Buffered Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, any index constituent stocks or your Buffered Securities, and following such occurrence your Buffered Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Buffered Securities under these rules. If you enter, or have entered, into other transactions in respect of the underlying index, any index constituent stocks or the Buffered Securities should consult your tax advisor regarding the application of Section 871(m) of the Code to your Buffered Securities in the context of your other transactions.

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Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Buffered Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Buffered Securities.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Buffered Securities through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Buffered Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Buffered Security may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Buffered Securities at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Buffered Securities at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of the Buffered Securities purchased after the bill was enacted to accrue interest income over the term of the Buffered Securities despite the fact that there will be no interest payments over the term of the Buffered Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Buffered Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Buffered Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Buffered Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Buffered Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS and those of the index constituent stock issuers).

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Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

SCUSA, our affiliate, has agreed to purchase the Buffered Securities at the stated principal amount and, as part of the distribution of the Buffered Securities, has agreed to sell the Buffered Securities to Morgan Stanley Wealth Management with an underwriting discount of $22.50 reflecting a fixed sales commission of $17.50 and fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Buffered Securities that Morgan Stanley Wealth Management sells. BNS or an affiliate may also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

BNS, SCUSA or any other affiliate of BNS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Buffered Securities after their initial sale. In connection with the offering, BNS, SCUSA, any other affiliate of BNS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless BNS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Buffered Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the Buffered Securities in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Buffered Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Buffered Securities immediately after the pricing date in the secondary market is expected to exceed the initial estimated value of the Buffered Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Buffered Securities and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Buffered Securities, see “Risk Factors” herein.

Prohibition of sales to EEA retail investors:

The Buffered Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Buffered Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Buffered Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Prohibition of sales to United Kingdom retail investors:

The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any Buffered Securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The Buffered Securities are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

Validity of the Buffered Securities:

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the Buffered Securities offered by this pricing supplement have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Buffered Securities will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Buffered Securities, authentication of the Buffered Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Buffered Securities has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the Buffered Securities have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Buffered Securities will be validly issued and, to the extent validity of the Buffered Securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to BNS’ Form F-3/A filed with the SEC on December 27, 2021.

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